Exhibit 99.1

NEWS RELEASE	#19-11

CARBO® Announces Second Quarter 2019 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (July 25, 2019) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the second quarter of 2019.

•	Transformation strategy accelerated with several key steps taken to expand existing product offerings and enter new markets.
•	Previously announced credit facility amendment strengthens balance sheet and provides liquidity to pursue opportunities to accelerate transformation strategy.
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The strategic agreement previously announced with FracGeo to enhance FRACPRO® software will provide leading edge, real‐time frac modeling technology to the oil and gas industry. This agreement will allow for revenue sharing opportunities, and a larger addressable market opportunity with these enhanced technology offerings.

•	Expanding our industrial ceramic grinding product portfolio through an exclusive marketing agreement with DAKOT, which produces, among other products, ceramic grinding media.
•	Contract manufacturing field trials completed, multiple active discussions in progress with industrial companies to utilize our plant capacity for their processing capacity needs.
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Ongoing active discussions regarding acquisition opportunities to further diversify and expand product offerings across multiple markets, including bringing value-added technologies to the industrial and agricultural markets.

•	Revenue for the second quarter of 2019 of $43.1 million, a decrease of 9% sequentially.
•	Gross Loss for the second quarter of 2019 of $3.8 million, improved $4.1 million sequentially on $4.4 million less revenue.
•	Adjusted EBITDA Loss for the second quarter of 2019 of $5.8 million, improved $4.3 million sequentially on $4.4 million less revenue as revenue mix favored higher margin technology products.
•	Expecting a stronger second half of 2019 primarily due to delayed oilfield ceramic technology sales that pushed from the first half of 2019 and growth in industrial ceramic sales.
•	Cash and cash equivalents and restricted cash of approximately $50.9 million at June 30, 2019.

Chairman and CEO Gary Kolstad commented, “We are pleased to announce the progress made on accelerating our transformation strategy during the quarter.  From expanding our product offerings in the industrial markets, to enhancing our software offering, the agreements that were signed will pave the way for future growth.  Additional discussions are underway on multiple fronts, which, if successful, we expect will continue to accelerate our transformation strategy.

“Although revenue was down due to the continued challenges and volatility in the oil and gas markets, our adjusted EBITDA improved sequentially as the revenue mix favored higher margin technology products as evidenced by the

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CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

number of technology and business highlights mentioned below.  There were a few large jobs that were delayed during the quarter, which, if completed, could provide a meaningful uplift in EBITDA for the second half of 2019.

Oilfield sector revenue for the second quarter of 2019 decreased 30% year-on-year, and comprised approximately 76% of consolidated revenue.

“Our oilfield ceramic technology related products revenue decreased 31% year-on-year due in large part to the timing of sales for our ceramic technology products, which can vary from one period to the next.  Ceramic technology sales for the quarter were lower than our expectations as certain key jobs were delayed.  During the quarter, we saw lower KRYPTOSPHERE® HD sales year-on-year, partially offset by an increase in KRYPTOSPHERE LD sales and newly commercialized KRYPTOSPHERE XT sales.

“Lower activity by E&P operators continue to impact both our software and consulting businesses.  FRACPRO fracture simulation software revenues decreased 38% year-on-year while STRATAGEN® consulting revenues decreased 47% year-on-year.

“Base ceramic revenue for the second quarter of 2019 decreased 3% year-on-year and frac sand related revenue decreased 44% year-on-year.

Industrial sector revenue for the second quarter of 2019 decreased 4% year-on-year, and comprised approximately 7% of consolidated revenue.

“Industrial ceramic product sales decreased 18% year-on-year. The decrease is primarily attributable to a large client temporarily reducing its grinding media purchases, due to an equipment process change.

“Contract manufacturing revenue increased 725% year-on-year.  The growth in contract manufacturing results in improved fixed cost absorption at our manufacturing facilities and benefits our profitability.  During the quarter, we executed the definitive agreements that will govern our previously announced strategic partnership with PicOnyx for the production of M-ToneTM, a new family of functional pigments for the plastics, paints, ink, coatings and adhesives markets.  We continue to work with PicOnyx on the commercialization of the product and we should start to see benefits in late 2019 with expansion in 2020 as PicOnyx expects to ramp M-Tone product sales in the market.

Environmental sector revenue for the second quarter of 2019 decreased 12% year-on-year, and comprised approximately 17% of consolidated revenue.

“ASSETGUARDTM revenue decreased primarily driven by a reduction in our GROUNDGUARD® sales in the oil and gas market due to decreases in activity as well as increased competition.  In addition, E&P merger and acquisition activity has reduced spending with one of our larger ASSETGUARD clients.  However, sales of our products into industrial applications grew approximately 275% year-on-year.  We are continuing to build a solid foundation of industrial sales with our ASSETGUARD products which aligns with our overall corporate strategy to diversify our revenue streams across many markets,” Mr. Kolstad said.

Second Quarter 2019 Results

Revenues for the second quarter of $43.1 million decreased 26%, or $14.9 million, compared to revenue of $58.0 million in the same period of 2018.  The largest contributors to this decrease were the declines in sales of sand products, as well as ceramic technology products and services.  These decreases were partially offset by a 725% increase in contract manufacturing revenue, as well as an additional $1.4 million in sublease and rental income.  As a result of the adoption of ASC 842 as of January 1, 2019, these amounts were classified within revenues during the three months ended June 30, 2019.  These amounts were classified as a reduction of costs for the same period in 2018.

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

Operating loss for the second quarter of 2019 was $14.1 million compared to $12.8 million in the same period of 2018, primarily due the reduction in technology and sand sales.  Approximately 60% of the operating loss for the second quarter of 2019 consisted of non-cash expenses.

Technology and Business Highlights

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After commercialization last quarter, KRYPTOSPHERE XT advanced, ultra-conductive, low-density ceramic proppant saw its first application in a deep, unconventional basin, in the U.S. where it was used in place of a standard bauxite-based ceramic.  The use of KRYPTOSPHERE XT allowed for easier placement, larger fracture volume, greater proppant transport and higher conductivity, and reduced erosion on downhole completion hardware.  The operator was pleased and plans to incorporate it into future wells.

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In addition to continuing use in existing basins, KRYPTOSPHERE LD ultra-conductive, low-density ceramic proppant expanded into other areas, including a successful application of an engineered completion design in a deep, unconventional resource basin in the Haynesville.  The design was cost neutral to the traditional design in the area and incorporated high permeability flow paths orders of magnitude larger than traditional designs.

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KRYPTOSPHERE HD ultra-conductive, high-density ceramic proppant was utilized in two ultra-deep, Lower Tertiary wells in the quarter.  The special characteristics of KRYPTOSPHERE HD allows the operator to maximize their production for the life of the well due to its durability, shape and grain smoothness.  The grain smoothness also helps to reduce operational costs during the completion.

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SCALEGUARD® technology continued to expand internationally, with new designs engineered during the quarter for wells in Africa, Europe and South America.  These projects are expected to be implemented in the third quarter of 2019.

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A supermajor operator applied CARBONRT® inert tracer technology as part of its fracturing treatment for two multi-stage horizontal wells in China.  CARBONRT technology provided the angles between the fracture planes and the well track for the two wells, an industry first.  Moreover, the operator used the detectable proppant technology to successfully identify cluster efficiency, active and non-active perforation clusters for all eleven stages, and near-wellbore proppant index, which is a qualitative measurement of near-wellbore connection.

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Success in using CARBONRT technology for gravel pack evaluation continued during the quarter.  A supermajor operator utilized CARBONRT inert tracer technology to evaluate its gravel pack for a number of offshore deviated wells in Trinidad.  The detectable proppant technology provided precise gravel filling volume in the annulus, and demonstrated to the client that positive gravel pack quality and sand controls were achieved for these wells.

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During the quarter, a large independent operator continuously applied CARBONRT inert tracer technology into its fracture treatments for two vertical wells in Alaska.  For both wells, CARBONRT technology successfully provided precise propped fracture heights, which allowed the operator to compare against previously modeled results, and ultimately CARBONRT was used to optimize its fracture modeling tool for future completions.

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FUSION® proppant pack consolidation technology was successfully deployed in an onshore well in the Eagle Ford basin for a large independent operator whose oil production was hindered by sand and debris production.  The FUSION technology and activator system was pumped through the production tubing, packing the space

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

between a casing split and end of the tubing.  The FUSION technology created a high-integrity, consolidated pack without closure stress and created a permanent permeable screen that allowed the operator to resume production from a well that had been shut-in for three years.

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The strategic agreement previously announced with FracGeo to enhance FRACPRO software will enable the delivery of advanced geoscience‐driven completion optimization techniques integrated with FRACPRO products. FracGeo’s proprietary modeling services and products coupled with FRACPRO’s technology and expertise will add new computation tools to overcome major limitations of existing and traditional frac design and analysis approaches.

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Additional enhancements to FRACPRO are nearly finalized, whereby individual well data will be available on the cloud for use by operators. This will allow operators to access and analyze completion data real-time, allowing modification real-time as well as integration of completions data into common platforms for further analysis.

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Following a two-month industrial test, a large grinding client converted to CARBOGRIND® 280-030, a 3mm ceramic grinding media that was engineered to outperform previous 2mm products.  The continuous development of new grinding media is part of an ongoing program by CARBO to better understand clients’ grinding performance requirements to deliver higher performing products resulting in continuous optimization for our clients.

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During the quarter, along with continuing to purchase CARBOGRIND ceramic media, several grinding clients conducted trials of new products from the CARBOGRIND ceramic grinding media portfolio such as CARBOGRIND MAX, an ultra high-performance ceramic grinding media and CARBOGRIND XT, a high-performance intermediate-density ceramic grinding media.

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Trials with CARBOGRIND NANO, an ultra high-performance ceramic grinding media, into the paints and pigments market were completed during the quarter following the establishment of a positive reputation in product performance.

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GROUNDGUARD pre-fabricated liner from ASSETGUARD was selected to line a large-scale recreational pond used for fishing and other activities.  The owner of the recreational pond selected GROUNDGUARD over other available products in the market due to its durability, impermeability and ease of installation.  The 440,000 square feet of GROUNDGUARD was delivered to the client and installed by the applicator in less than two weeks.

Outlook

Chairman and CEO Gary Kolstad commented on the outlook for CARBO stating, “The CARBO of the past will not be the CARBO of the future.  Our recently signed agreements to expand our product portfolio in the industrial market and enhance our oil and gas software offering is just the beginning.  As mentioned previously, late stage discussions are underway to capitalize on additional opportunities, including potential contract manufacturing opportunities with other companies.  We believe these will set CARBO on a new path by continuing to reduce reliance on oil and gas activity and provide a platform for growth for many years to come.

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

“Although the first half of 2019 revenues were weaker than expected, we expect the revenue for the second half of 2019 to be stronger as delayed oil and gas projects from the first half of 2019 are completed.  As a result, we believe EBITDA should continue to improve as we work to produce consistent, positive cash flow.  The recently signed agreements previously noted, and possible additional opportunities, should accelerate our path to achieve this consistent positive cash flow, EBITDA and profitability.

Oilfield Sector:

“We expect a stronger second half of 2019 given the delays experienced for our oil and gas technology ceramic products during the second quarter of 2019.  Both KRYPTOSPHERE HD and KRYPTOSPHERE LD sales should see continued growth and contribute meaningfully to revenue.  In addition, we anticipate technology sales of SCALEGUARD and CARBONRT to also have good results as we close out the year.

Industrial Sector:

“As mentioned previously, we experienced a temporary reduction in industrial sales due to a client’s equipment process change during the quarter. As this client resumes normal activity, and we are able to capitalize on the positive results from a number of our industrial product trials that started earlier this year, we anticipate industrial sales to grow in the second half of 2019 compared to the first half.

“We continue to put an immense amount of effort into closing contract manufacturing opportunities.  The process is long but when the projects are awarded they provide predictable and profitable work utilizing our idled assets.  These opportunities are key to overcoming the profitability challenges we face today.

Environmental Sector:

“Additional industrial sales resources were added during the second quarter of 2019.  We expect these additions to lead to increased industrial sales for ASSETGUARD products over the remainder of the year.  In addition, our client count is growing through our eCommerce platform, CARBODIRECT, which, over time, will lower client acquisition costs and improve working capital.

“Maintaining healthy cash levels is a high priority as we continue our transformation process.  Excluding any potential M&A transactions, and assuming oil and gas activity stabilizes, we anticipate our cash levels to remain fairly flat for the remainder of the year,” Mr. Kolstad concluded.

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

Conference Call

As previously announced, a conference call to discuss CARBO’s second quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10133515

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 1, 2019 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10133515.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO® (NYSE: CRR) is a global technology company that provides products and services to several markets, including oil and gas, industrial, agricultural, and environmental markets to enhance value for its clients.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies – is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost.  CARBO has world class manufacturing expertise.  We bring new products to market faster to meet client demands.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In thousands except per share)		(In thousands except per share)
Revenues	$43,099	$57,989	$90,557	$107,356
Cost of sales (exclusive of depreciation and amortization shown below)	39,568	50,818	87,474	101,788
Depreciation and amortization	7,311	8,323	14,714	16,735
Gross loss	(3,780)	(1,152)	(11,631)	(11,167)
SG&A expenses (exclusive of depreciation and amortization shown below)	9,784	10,685	19,816	20,292
Depreciation and amortization	398	620	796	1,234
Loss on sale of Russian proppant business	—	350	—	350
Other operating expenses (income)	89	(55)	18	(59)
Operating loss	(14,051)	(12,752)	(32,261)	(32,984)
Other expense, net	(2,154)	(2,053)	(3,938)	(4,093)
Loss before income taxes	(16,205)	(14,805)	(36,199)	(37,077)
Income tax expense	—	7	—	7
Net loss	$(16,205)	$(14,812)	$(36,199)	$(37,084)
Loss per share:
Basic	$(0.57)	$(0.55)	$(1.29)	$(1.38)
Diluted	$(0.57)	$(0.55)	$(1.29)	$(1.38)
Average shares outstanding:
Basic	28,615	26,931	28,043	26,860
Diluted	28,615	26,931	28,043	26,860

Disaggregated Revenue	Three Months Ended		Six Months Ended
(in thousands)	June 30		June 30
	2019	2018	2019	2018
Oilfield and Industrial Technologies and Services Segment
Technology products and services	$8,426	$12,786	$15,615	$22,656
Industrial products and services	3,141	3,269	7,868	6,562
Base ceramic and sand proppants	22,944	33,733	49,609	63,038
Sublease and rental income	1,402	—	2,908	—
	35,913	49,788	76,000	92,256
Environmental Technologies and Services Segment	7,186	8,201	14,557	15,100
	$43,099	$57,989	$90,557	$107,356

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

(Loss) income before income taxes	Three Months Ended		Six Months Ended
(in thousands)	June 30		June 30
	2019	2018	2019	2018
Oilfield and Industrial Technologies and Services Segment	$(16,502)	$(15,545)	$(36,768)	$(38,312)
Environmental Technologies and Services Segment	297	740	569	1,235
	$(16,205)	$(14,805)	$(36,199)	$(37,077)

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2019	2018	2019	2018
Net loss	$(16,205)	$(14,812)	$(36,199)	$(37,084)
Interest expense, net	2,286	2,084	4,363	4,101
Income tax expense	—	7	—	7
Depreciation and amortization	7,709	8,943	15,510	17,969
EBITDA	$(6,210)	$(3,778)	$(16,326)	$(15,007)
Loss (gain) on disposal or impairment of assets	89	(55)	18	(59)
Loss on sale of Russian proppant business	—	350	—	350
Other charges	316	2	369	342
Gain on derivative instruments	—	(412)	—	(630)
Adjusted EBITDA	$(5,805)	$(3,893)	$(15,939)	$(15,004)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

CARBO Ceramics Second Quarter 2019 Earnings Release

July 25, 2019

Balance Sheet Information

	June 30,	December 31,
	2019	2018
	(in thousands)
Assets
Cash and cash equivalents	$40,813	$72,752
Restricted cash (current)	1,200	1,725
Other current assets	89,499	106,780
Restricted cash (long-term)	8,853	8,840
Property, plant and equipment, net	256,723	273,619
Goodwill	3,500	3,500
Operating lease right-of-use assets	52,266	—
Intangible and other assets, net	11,391	7,150
Total assets	$464,245	$474,366
Liabilities and Shareholders’ Equity
Notes payable, related parties (current)	$—	$27,040
Long-term debt (current)	—	15,733
Operating lease liabilities (current)	11,531	—
Other current liabilities	29,446	37,782
Deferred income taxes	1,114	1,114
Long-term debt	62,048	45,650
Noncurrent operating lease liabilities	49,866	—
Other long-term liabilities	4,209	10,764
Shareholders’ equity	306,031	336,283
Total liabilities and shareholders’ equity	$464,245	$474,366

FOR MORE INFORMATION:

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